Exhibit 5.1

August 3, 2026

Lifeward Ltd.

2 Cabot Rd.

Hudson, MA 01749

U.SA.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”),  to be filed by Lifeward Ltd., an Israeli company (the “Company”), on or about the date hereof with the United States Securities and Exchange Commission, as thereafter amended or supplemented, relating to the resale by the selling shareholders named in the Registration Statement (the “Selling Shareholders”), from time to time, of up to 2,066,662 ordinary shares, no par value (the “Shares”). The Shares consist of 1,033,331 Shares issuable upon conversion of the Initial Notes (as defined in the Registration Statement) and 1,033,331 Shares issuable upon exercise of the Initial Warrants (as defined in the Registration Statement).

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto and such certificates and statements of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein, we are of the opinion that (i) the Shares issuable upon the conversion of the Initial Notes are duly authorized and, when issued upon the conversion of the Initial Notes in accordance with the terms thereof, will be validly issued, fully paid and non-assessable, and (ii) the Shares issuable upon the exercise of the Initial Warrants are duly authorized and, when issued upon the exercise of the Initial Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

The opinion set forth in this letter is effective as of the date hereof. We do not undertake to advise you of any changes in our opinion expressed herein resulting from matters that may arise after the date of this letter or that hereafter may be brought to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and the references to this firm in the sections entitled “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed under the provisions of the Act as part of the Registration Statement. We express no opinion other than as herein expressly set forth, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours, /s/ Goldfarb Gross Seligman & Co. Goldfarb Gross Seligman & Co.